Exhibit 99.1

GSE Systems Reports Fourth Quarter and Fiscal 2021 Financial Results

New Orders Increased By 128% in Q4 to $18 million and 25% in Fiscal 2021 to $57 Million

Conference Call Scheduled for today, March 31, 2022 at 4:30pm ET

Columbia, MD – March 31, 2022 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that support the future of clean energy production and overall decarbonization initiatives of the power industry, today announced financial results for the fourth quarter (“Q4”) and fiscal year ended December 31, 2021.

Q4 2021 and FY21 Highlights

•
New orders in Q4 2021 increased 128% to approximately $18.0 million from Q4 2020 and rose 21% from Q3 2021. Workforce Solutions orders were $10.6 million in the fourth quarter, an increase of 202% from prior year quarter  while Performance Engineering orders were $7.4 million, or 69% higher from Q4 2020.

•	New orders in 2021 increased by 25% to $56.5 million, from $45.3 million in 2020. Workforce Solutions orders were $26.5 million in 2021 while Performance Engineering orders were $30.0 million.
•	Q4 revenue increased 9.6% over same quarter one year ago to $13.9 million, led by improvements in Workforce Solutions.
•
EnVision Software-as-a-Service [SaaS] revenue increased 202% sequentially in Q4 and increased 80% during FY21 due to new contracts and successful conversions from perpetual licenses to SaaS recurring revenue licenses.

•
Significantly improved balance sheet,  ending fiscal year with a cash position of  $3.6 million and total debt of $1.8 million, a decrease of $11.3 million due to debt repayment and forgiveness of PPP loan.

•
Subsequent to year end, the Company entered into an agreement for convertible note for net proceeds of $5 million, used to repay and terminate existing its line of credit and providing the Company with additional operating capital and improved capital structure.

Management Commentary

“Fiscal 2021 was a pivotal year for GSE and nothing could prove this more than the 25% increase in total orders to $56.5 million. The improvement in order flow, gained momentum in the second half of the fiscal year with $32.6 million in new orders, revealing the recovery status of our industry as it emerges from the pandemic. The ongoing recovery places the Company in a solid position moving into 2022, as we persistently work to continue the momentum of signing new orders and convert those orders into revenue. While the industry further emerged from the pandemic, we worked diligently during the year to secure new business, remain a lean organization, improve our capital structure and align the Company for future opportunities. I also want to highlight that our Software-as-a-Service [SaaS] revenue continues to grow at a rapid rate and contribute consistent, highly profitable, revenue streams, as more customers moved over to our EnVision, SaaS subscription solution,” commented Kyle J. Loudermilk, GSE’s President and Chief Executive Officer.

“We are very excited about the future and GSE is well positioned to capture additional opportunities. Geopolitical events continue to magnify the importance of energy security and specifically highlight nuclear as an essential part of the solution. Combining that with the drive towards a zero-carbon grid, the need to focus on nuclear power as a significant part of the solution has never been more acute. Many countries are not only announcing their intentions to deploy small modular reactors [SMRs], but many, especially the United States, have declared the importance of maintaining and extending the life of their current nuclear fleets. These industry demands bode well for GSE, both in the near and longer-term. Our customers continue to lean upon GSE for maintenance and certain upgrades of their facilities. GSE is also called upon to help companies identify how to operate their facilities as efficient as possible, while using our services to produce more power from existing infrastructure as they operate into the future. One of our key software products that helps our clients achieve such efficiencies is our Thermal System Monitoring [TSM] Enterprise software suite, which can continuously monitor multi-unit performance and support operational decisions to optimize power generation,” said Mr. Loudermilk.

“Also, bipartisan efforts out of Washington, DC are helping our customers via the Infrastructure Investment and Jobs Act that was signed into law in November 2021.  This law included several billion dollars specifically allocated to the nuclear industry focused on the investment required for maintenance efforts at existing facilities, while additionally allocating significant funding to accelerate the advancement of next generation nuclear reactor technology, including SMRs. While we are a few years away from the first SMR plants coming online, training simulators and advanced design, engineering, training and broader staff augmentation resources will be required well ahead of plant construction and eventual commissioning.  We have already partnered with companies working on these newer technologies. In addition, the grid is relying more than ever on existing nuclear facilities to produce stable and clean power for customers, and the reliance on the carbon free baseload from the nuclear fleet will only increase as more wind and solar comes online and more fossil plants are decommissioned. Major utilities are actively restructuring their power generation to focus on nuclear in anticipation of achieving a zero-carbon grid. We see these opportunities developing now and believe GSE is at the forefront to uniquely solve the industry’s challenges today and for the long term,” added Mr. Loudermilk.

Emmett Pepe, CFO of GSE Systems, added, “The fourth quarter was a continuation of what we focused on during fiscal 2021, maintaining tight control on our expenses while simultaneously working on improving the Company’s capital structure. During the fourth quarter, we continued to lower our debt levels and subsequent to the quarter end, we were able to retire that line of credit with a convertible debenture with net proceeds of $5 million. This new capital will greatly improve the Company’s capital structure going forward and help us manage the business more efficiently and pursue certain growth opportunities. In addition, subsequent to the year end, we received cash on outstanding Employee Retention Credits of $1.1 million, with a receivable of $3.0 million still remaining.”

Q4 2021 FINANCIAL RESULTS

Revenue during Q4 2021 was $13.9 million an increase of 9.6% compared to revenue of $12.7 million in Q4 2020. The $1.2 million improvement in revenues was driven by 38% growth in the Company’s Workforce Solutions segment.

Workforce Solutions revenue was $7.0 million in Q4 2021 compared to $7.3 million in Q3 2021, and $5.1 million in Q4 2020. The year over year change is due to the overall increase in activity which was impacted by COVID-19 pandemic in the prior year.

Performance Engineering revenue was $6.8 million in Q4 2021 compared to $7.4 million in Q3 2021, and $7.6 million in Q4 2020. The year over year change was primarily due to improvements in specialized engineering and consulting services, while the simulator part of the business remained in a lull.

Gross profit in Q4 2021 was $3.1 million, or 22.0% of revenue. This compared to gross profit of $3.8 million, or 29.9% of revenue in Q4 2020, and $3.2 million, or 21.7% of revenue in Q3 2021. The change in gross margin primarily reflects the mix of business, with the significant uptick in Workforce Solution segment, which is a lower margin business than the Performance Solutions segment.

Operating expenses in Q4 2021 were $4.9 million compared to $5.0 million in Q4 2020, with the decrease due to tight expense controls in 2021.

Operating loss was approximately $(1.8) million in Q4 2021, compared to $(1.2) million in Q4 2020 and operating loss was $(0.6) million in Q3 2021.

Net loss in Q4 2021 was $(1.9) million or $(0.09) per basic and diluted share, compared to net loss of $(1.5) million or $(0.07) per basic and diluted share in Q4 2020.

Adjusted net loss1 totaled $(1.1) million, or $(0.05) per diluted share in Q4 2021, compared to adjusted net income of $2.6 million, or $0.13 per diluted share, in Q4 2020. Adjusted net loss1 totaled $(0.2) million, or $(0.01) per diluted share in Q3 2021.

Adjusted EBITDA1 totaled $(1.1) million in Q4 2021, compared to $1.1 million in Q4 2020 and $0.1 million in Q3 2021.

Backlog at December 31, 2021, was $41.3 million, including $31.8 million of Engineering Solutions backlog, and $9.5 million of Workforce Solutions.

2021 FULL YEAR RECAP

Revenue in 2021 was $55.2 million a decrease of 4.2% compared to $57.6 million in 2020. The year over year decrease of $2.4 million was primarily due to several significant projects ending in the prior fiscal year.

Performance Engineering revenue was $28.1 million in 2021 compared to $32.8 million in 2020. The year over year decrease was primarily due to several significant projects that were completed in the prior fiscal year.

Workforce Solutions revenue was $27.0 million in 2021 compared to $24.8 million in 2020. The year over year increase in revenue was primarily due a significant new customer obtained in Q1 2021.

Gross profit in 2021 was $11.9 million, or 21.5% of revenue. This compared to gross profit of $14.8 million, or 25.7% of revenue in 2020. The change in gross margin primarily reflects the mix of business, with the significant uptick in Workforce Solution segment, which is a lower margin business than the Performance Solutions segment.

Operating expenses in 2021 were $17.8 million compared to $24.3 million in 2020, and the decrease was primarily due to $4.3 million of impairment recorded in 2020 and $0.0 million in 2021.

Operating loss was approximately $(6.0) million in 2021, compared to $(9.5) million in 2020.

Net income in 2021 was $10.6 million or $0.51 per basic and diluted share, compared to net loss of $(10.5) million or $(0.52) per basic and diluted share in 2020. The improvement in 2021 is due to the $10.1 million PPP loan forgiveness and a $7.2 million other income recorded from the Employee Retention Credit.

Adjusted net loss1 totaled $(2.9) million, or $(0.14) per diluted share in 2021, compared to adjusted net income of $3 thousand, or $0.0 per diluted share, in 2020.

Adjusted EBITDA1 totaled $(2.2) million in 2021, compared to $(0.3) million in 2020.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

CONFERENCE CALL

GSE Systems has scheduled a conference call for Thursday, March 31, 2022 at 4:30 p.m. ET (1:30 p.m. PT) to review these results. Interested parties can access the conference call by dialing (877) 270-2148 or (412) 902-6510 or can listen via a live Internet webcast at:  https://app.webinar.net/5MYz8AQ84rx.  Access to the link is also available in the Investor Relations section of the Company's website at:
https://www.gses.com/about/investors/.

A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, confirmation # 5564074. A webcast replay will be available in the Investor Relations section of the Company's website at https://www.gses.com/about/investors/ for 90 days.

ABOUT GSE SOLUTIONS

We are the future of operational excellence in the power industry. As a collective group, GSE Solutions leverages top skills, expertise, and technology to provide highly specialized solutions that allow customers to achieve the performance they imagine. Our experts deliver and support end-to-end training, engineering, compliance, simulation, and workforce solutions that help the power industry reduce risk and optimize plant operations. GSE is proven, with over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact GSE Solutions	Investor Contact Lytham Partners
Kyle Loudermilk	Adam Lowensteiner, Vice President
Chief Executive Officer	(646) 829-9702
GSE Systems, Inc.	gvp@lythampartners.com
(410) 970-7800

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended December 31,		Twelve Months ended December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$13,871	$12,653	$55,183	$57,620
Cost of revenue	10,813	8,864	43,325	42,835
Gross profit	3,058	3,789	11,858	14,785

Selling, general and administrative	4,387	3,217	14,908	15,765
Research and development	166	160	626	686
Restructuring charges	-	1,102	798	1,297
Loss on impairment	-	-	3	4,302
Depreciation	68	76	284	330
Amortization of definite-lived intangible assets	284	415	1,213	1,943
Total operating expenses	4,905	4,970	17,832	24,323

Operating loss	(1,847)	(1,181)	(5,974)	(9,538)

Interest expense, net	(24)	(67)	(159)	(623)
Gain (loss) on derivative instruments, net	19	(52)	19	(17)
Other income (expense), net	31	20	16,884	(4)

Income (loss) before taxes	(1,821)	(1,280)	10,770	(10,182)

Provision (benefit) for income taxes	36	189	163	355

Net income (loss)	$(1,857)	$(1,469)	$10,607	$(10,537)

Net income (loss) per common share - basic	$(0.09)	$(0.07)	$0.51	$(0.52)
Net Income (loss) per common share - Diluted	$(0.09)	$(0.07)	$0.51	$(0.52)

Weighted average shares outstanding - Basic	20,901,005	20,646,910	20,761,191	20,439,157
Weighted average shares outstanding - Diluted	20,901,005	20,646,910	20,761,191	20,439,157

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,550	$6,702
Contract receivables, net	11,257	10,494
Prepaid expenses and other current assets	5,262	1,554
Total current assets	20,069	18,750

Equipment, software and leasehold improvements, net	839	616
Software development costs, net	532	630
Goodwill	13,339	13,339
Intangible assets, net	3,020	4,234
Operating lease right-of-use assets, net	1,200	1,562
Other assets	52	59
Total assets	$39,051	$39,190

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$1,817	$3,006
PPP Loan, current portion	-	5,034
Accounts payable	1,179	570
Accrued expenses	1,358	1,297
Accrued compensation	1,452	1,505
Billings in excess of revenue earned	5,029	5,285
Accrued warranty	667	665
Income taxes payable	1,654	1,621
Other current liabilities	1,883	2,498
Total current liabilities	15,039	21,481

PPP Loan, noncurrent portion	-	5,034
Operating lease liabilities noncurrent	790	1,831
Other noncurrent liabilities	179	339
Total liabilities	16,008	28,685

Commitments and contingencies (Note 16)

Stockholders' equity:
Preferred stock $0.01 par value; 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 60,000,000 shares authorized, 22,533,005 and 22,192,569 shares issued, 20,934,094 and 20,593,658 shares outstanding, respectively	225	222
Additional paid-in capital	80,505	79,687
Accumulated deficit	(54,584)	(65,191)
Accumulated other comprehensive loss	(104)	(1,214)
Treasury stock at cost, 1,598,911 shares	(2,999)	(2,999)
Total stockholders' equity	23,043	10,505
Total liabilities and stockholders' equity	$39,051	$39,190

The accompanying notes are an integral part of these consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

References to “EBITDA” mean net (loss) income, before taking into account interest expense (income), provision for income taxes, depreciation and amortization. References to Adjusted EBITDA exclude the impact of litigation, loss on impairment, employee retention credit, PPP loan forgiveness, restructuring charges, stock-based compensation expense, change in fair value of derivative instruments, and VAT write-off. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate our results because it excludes certain items that are not directly related to our core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended December 31,		Twelve Months ended December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net income (loss)	$(1,857)	$(1,469)	$10,607	$(10,537)
Interest expense, net	24	67	159	623
Provision for income taxes	36	189	163	355
Depreciation and amortization	439	582	1,865	2,612
EBITDA	(1,358)	(631)	12,794	(6,947)
Litigation	(22)	568	(22)	477
Loss on impairment	-	-	3	4,302
Employee retention credit	-	-	(7,162)	-
PPP Loan and accumulated interest forgiveness	-	-	(10,127)	-
Restructuring charges	-	1,102	798	1,297
Stock-based compensation expense	259	21	1,043	378
Change in fair value of derivative instruments	(19)	52	(19)	17
Acquisition-related expense	-	1	-	192
VAT write-off	-	-	450	-
Adjusted EBITDA	$(1,140)	$1,113	$(2,242)	$(284)

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)

References to Adjusted net (loss) income exclude the impact of litigation, loss on impairment, employee retention credit, PPP loan forgiveness, restructuring charges, stock-based compensation expense, change in fair value of derivative instruments, acquisition-related expenses, VAT write-off, amortization of intangible assets related to acquisitions, release of valuation allowance, and income tax expense impact of adjustments. Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under GAAP. Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate our results because they exclude certain items that are not directly related to our core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended December 31,		Twelve Months ended December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net income (loss)	$(1,857)	$(1,469)	$10,607	$(10,537)
Litigation	(22)	568	(22)	477
Loss on impairment	-	-	3	4,302
Employee retention credit	-	-	(7,162)	-
PPP Loan and accumulated interest forgiveness	-	-	(10,127)	-
Restructuring charges	-	1,102	798	1,297
Stock-based compensation expense	259	21	1,043	378
Change in fair value of derivative instruments	(19)	52	(19)	17
Acquisition-related expense	-	-	-	191
VAT write-off	-	-	450	-
Amortization of intangible assets related to acquisitions	284	415	1,213	1,943
Valuation allowance	246	1,589	246	1,589
Income tax expense impact of adjustments	46	345	46	345
Adjusted net income (loss)	$(1,063)	$2,624	$(2,924)	$3

Diluted earnings (loss) per common share	(0.09)	(0.07)	0.51	(0.52)

Weighted average shares outstanding – Diluted(a)	20,901,005	20,646,910	20,761,191	20,439,157

(a) During the year ended December 31, 2021, the Company reported a GAAP net income and adjusted net loss. Accordingly, there was no dilutive shares from RSUs included in the adjusted earnings per common share calculation for the year ended December 31, 2021, that was considered anti-dilutive in determining the GAAP diluted loss per common share.